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INDEPENDENT AUDITORS' CONSENT

We consent to the use in Post-Effective Amendment No. 5 to the Registration Statement on Form S-6 of Sun Life of Canada (U.S.) Variable Account G (Reg. No. 333-13087) of our report dated February 4, 1999 accompanying the financial statements of the Sun Life of Canada (U.S.) Variable Account G and to the use of our report dated February 5, 1999 accompanying the financial statements of Sun Life Assurance Company of Canada (U.S.) appearing in the Prospectus, which is part of such Registration Statement, and the incorporation by reference of our reports dated February 5, 1999 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 1998.

We also consent to the reference to us under the heading "Accountants" appearing in such Prospectus.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Boston, Massachusetts
April 30, 1999